Exhibit 28(d)(xxxiii)

ADVISORY FEE WAIVER AGREEMENT

This ADVISORY FEE WAIVER AGREEMENT is dated as of June 1, 2017, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and SEASONS SERIES TRUST (the “Trust”).

WITNESSETH:

WHEREAS, the Adviser and the Trust are parties to that certain Investment Advisory and Management Agreement, dated January 1, 1999 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to Multi-Managed Growth Portfolio, Multi-Managed Moderate Growth Portfolio and Small Cap Portfolio, each a series of the Trust (each, a “Portfolio,” and collectively, the “Portfolios”); and

WHEREAS, the Trust, on behalf of each Portfolio, pays the Adviser as compensation for services provided to the Portfolios, a management fee at the annual rates set forth in the Advisory Agreement (the “Management Fee”); and

WHEREAS, the Adviser has entered into a Subadvisory Agreement with J.P. Morgan Investment Management Inc. (the “Subadviser” or “JPMIM”), dated June 16, 2003 (as amended from time to time, the “Subadvisory Agreement”), pursuant to which the Subadviser provides subadvisory services to each Portfolio; and

WHEREAS, the Adviser pays the Subadviser, as compensation for services provided to each Portfolio, a subadvisory fee at the annual rates set forth in the Subadvisory Agreement (the “Subadvisory Fee”); and

WHEREAS, the Subadviser has contractually agreed to waive a portion of its Subadvisory Fee with respect to each Portfolio in an amount equal to the amount of the Subadvisory Fee attributable to the value of the shares of each Portfolio that are beneficially owned by qualified employer-sponsored retirement plans and IRAs (the “Plans”) that are held through separate accounts of the Adviser’s affiliates, American General Life Insurance Company, a Texas life insurer, and The United States Life Insurance Company in the City of New York, a New York life insurer, under variable insurance contracts that were sold to the Plans by J.P. Morgan Securities, LLC, an affiliate of the Subadviser that is the broker-dealer of record for such shares (the “JPMIM Fee Waiver”); and

WHEREAS, the Adviser has agreed to waive its fees under the Advisory Agreement, in the amounts set forth herein.

NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

The Adviser agrees to waive its Management Fee under the Advisory Agreement in an amount equal to the JPMIM Fee Waiver in order to pass the benefit of such waiver on to each Portfolio in connection with its shares being owned by the Plans (the “Plan Owned Fund Shares Waiver”).

2.

The Plan Owned Fund Shares Waiver shall continue in effect so long as the JPMIM Fee Waiver is in effect. Upon termination of the Advisory Agreement with respect to a Portfolio, this Fee Waiver Agreement shall automatically terminate.

3.	This Fee Waiver Agreement shall be construed in accordance with the laws of the State of New York.

4.	This Fee Waiver Agreement may be amended by mutual consent of the parties hereto in writing.

5.

The Declaration of Trust establishing the Trust, dated as of October 10, 1995, as amended and restated as of December 1, 2016, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property” only shall be liable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Fee Waiver Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ STEVEN M. KLUEVER
	Name:	Steven M. Kluever
	Title:	Vice President

SEASONS SERIES TRUST, ON BEHALF OF MULTI-MANAGED GROWTH PORTFOLIO, MULTI-MANAGED MODERATE GROWTH PORTFOLIO AND SMALL CAP PORTFOLIO

By:	/s/ JOHN T. GENOY
	Name:	John T. Genoy
	Title:	President